Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Record Second Quarter 2007 Earnings
Highlights for the quarter ended June 30, 2007 are as follows:
•	Reported record Adjusted EBITDA of $43.5 million for the three months ended June 30, 2007.

•	Reported record Adjusted EBITDA of $75.9 million for the six months ended June 30, 2007.

•	Declared an increased second quarter 2007 distribution of $0.63 per unit on July 13, 2007, payable on August 14, 2007 to unitholders of record on August 4, 2007.
INDIANAPOLIS—(PR NEWSWIRE)—August 7, 2007—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended June 30, 2007 of $37.4 million compared to $23.5 million for the same period in 2006. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $42.5 million and $43.5 million, respectively, for the three months ended June 30, 2007 as compared to $28.7 million and $29.4 million, respectively, for the comparable period in 2006. Distributable Cash Flow for the three months ended June 30, 2007 was $37.9 million as compared to $26.3 million for the same period in 2006. (See the section of this release entitled “Non-GAAP Financial Measures” and the attached tables for a discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Net income for the six months ended June 30, 2007 was $65.6 million compared to net income of $27.4 million for the same period in 2006. EBITDA and Adjusted EBITDA were $75.3 million and $75.9 million, respectively, for the six months ended June 30, 2007 as compared to $42.2 million and $55.5 million, respectively, for the same period in 2006. Distributable Cash Flow for the six months ended June 30, 2007 was $66.2 million. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Financial results for the six months ended June 30, 2006 include the financial results of Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of the Predecessor and its consolidated subsidiaries were contributed to the Partnership in connection with the initial public offering of 6,450,000 common units representing limited partnership interests in the Partnership that closed on January 31, 2006.
“We improved upon our overall performance in the second quarter of 2007 compared to the second quarter of 2006 primarily through increased gross profit in our Fuel Products segment,” said Bill Grube, Calumet’s President and CEO. “Progress continues on our Shreveport refinery capacity expansion project, which we expect to be substantially completed in the third quarter of 2007, with production ramping up during the fourth quarter of 2007.”
Net income for the three months ended June 30, 2007 was $37.4 million as compared to $23.5 million for the same period in 2006. The Partnership’s performance for the second quarter of 2007 as compared to the second quarter of 2006 was positively impacted primarily by improvements in both specialty and fuel products margins per barrel, partially offset by decreased sales volume of specialty products. The decrease in sales volume compared to the same period in the prior year was primarily due to unscheduled downtime on certain operating units at our Shreveport refinery during the quarter.
Specialty Products segment sales volume for the second quarter of 2007 was 24,692 barrels per day (bpd) as compared to 26,813 bpd for the same period in the prior year, a decrease of 2,121 bpd or 7.9%, primarily due to unscheduled downtime on certain operating units at the Shreveport refinery during the second quarter of 2007.
Fuel Products segment sales volume for the second quarter of 2007 was 25,044 bpd as compared to 23,934 bpd in the same period for the prior year, an increase of 1,110 bpd, or 4.6%, primarily due to increased sales of by-products as well as an increase in sales of purchased fuel products resulting from unscheduled downtime on certain operating units at the Shreveport refinery during the second quarter of 2007.
Gross profit by segment for the second quarter of 2007 for Specialty Products and Fuel Products was $40.6 million and $19.9 million, respectively, compared to $40.9 million and $17.6 million, respectively, for the same period in 2006.
As announced on July 13, 2007, the Partnership declared an increased quarterly cash distribution of $0.63 per unit on all outstanding units for the three months ended June 30, 2007. The distribution will be paid on August 14, 2007 to unitholders of record as of the close of business on August 4, 2007.

The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volume due to changes in inventory.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006 (1)	2007	2006 (1)
Sales volume (bpd):
Specialty Products sales volume	24,692	26,813	23,862	26,834
Fuel Products sales volume	25,044	23,934	22,724	24,591

Total (2)	49,736	50,747	46,586	51,425

Total feedstock runs (bpd) (3) (4)	49,488	53,363	47,465	52,869
Refinery production (bpd):
Specialty products:
Lubricating oils	11,495	12,101	10,795	11,899
Solvents	4,994	5,671	5,095	5,012
Waxes	1,337	1,226	1,121	1,186
Fuels	2,022	2,612	2,080	2,561
Asphalt and other by-products	6,723	7,911	5,885	6,742

Total	26,571	29,521	24,976	27,400

Fuel products (bpd):
Gasoline	6,660	8,987	7,245	9,491
Diesel	5,433	7,018	5,281	7,369
Jet fuel	7,962	6,581	7,563	6,942
By-products	2,255	604	1,724	452

Total	22,310	23,190	21,813	24,254

Total refinery production (4)	48,881	52,711	46,789	51,654

(1)	Includes the period of January 1, 2006 through January 31, 2006 of the Predecessor.

(2)	Total sales volume includes sales from the production of our refineries, sales of purchased products and sales of inventories.

(3)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our refineries. The decrease in feedstock runs for the three and six months ended June 30, 2007 was partially due to unscheduled operating unit downtime at our Shreveport refinery in the second quarter of 2007, with no comparable activities in the second quarter of 2006. Feedstock runs for the six months ended June 30, 2007 were also negatively affected by turnarounds performed at our Shreveport and Princeton refineries in the first quarter of 2007, with no similar activities in the comparable period in 2006.

(4)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at our refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Update on Calumet’s Expansion Project at its Shreveport Refinery
Progress continues on the major capital improvement project at our Shreveport refinery, which we still expect to be substantially completed in the third quarter of 2007, with production ramping up during the fourth quarter of 2007. The expansion project should increase the Shreveport refinery’s crude oil throughput capacity by approximately 40% over current levels, from approximately 42,000 bpd to approximately 57,000 bpd. We have spent a total of $155.0 million in capital expenditures related to the project as of June 30, 2007. We continue to estimate the total cost of the Shreveport refinery expansion project will be approximately $200.0 million.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Wednesday August 8, 2007, to discuss the financial and operational results for the second quarter of 2007. Anyone interested in listening to the presentation may call 800-561-2601 and enter passcode 52957163. For international callers, the dial-in number is 617-614-3518 and the passcode is 52957163.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 11311424. International callers can access the replay by calling 617-801-6888 and entering passcode 11311424. The replay will be available beginning Wednesday, August 8, 2007, at approximately 3:30 p.m. until Wednesday, August 22, 2007.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding the Shreveport expansion project’s expected completion date, the Shreveport refinery expansion project’s expected costs and the resulting increases in throughput and production levels, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.

Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		As adjusted (1)		As adjusted (1)
	Unaudited	Unaudited	Unaudited	Unaudited

Sales	$421,726	$429,925	$772,839	$827,619
Cost of sales	361,255	371,465	657,333	717,910

Gross profit	60,471	58,460	115,506	109,709
Operating costs and expenses:
Selling, general and administrative	6,435	5,209	11,834	10,138
Transportation	14,048	14,595	27,617	28,502
Taxes other than income taxes	884	903	1,796	1,817
Other	162	168	342	284

Operating income	38,942	37,585	73,917	68,968

Other income (expense):
Interest expense	(1,113)	(2,157)	(2,128)	(6,133)
Interest income	569	51	1,559	245
Debt extinguishment costs	—	—	—	(2,967)
Realized loss on derivative instruments	(4,052)	(12,741)	(5,788)	(15,821)
Unrealized gain (loss) on derivative instruments	3,285	874	(1,492)	(16,841)
Other	42	(20)	(136)	(15)

Total other income (expense)	(1,269)	(13,993)	(7,985)	(41,532)

Net income before income taxes	37,673	23,592	65,932	27,436
Income tax expense	255	52	305	66

Net income	$37,418	$23,540	$65,627	$27,370

Allocation of net income:
Net income applicable to Predecessor for the period through January 31, 2006	—	—	—	4,408

Net income applicable to Calumet	37,418	23,540	65,627	22,962
Minimum quarterly distribution to common unitholders	(7,365)	(5,880)	(14,730)	(9,765)
General partner’s incentive distribution rights	(9,353)	(3,463)	(14,102)	(3,463)
General partner’s interest in net income	(297)	(264)	(594)	(252)
Common unitholders’ share of income in excess of minimum quarterly distribution	(8,076)	(4,027)	(13,592)	(4,027)

Subordinated partners’ interest in net income	$12,327	$9,906	$22,609	$5,455

Basic and diluted net income per limited partner unit:
Common	$0.94	$0.76	$1.73	$1.06
Subordinated	$0.94	$0.76	$1.73	$0.42
Weighted average limited partner common units outstanding — basic	16,366	13,066	16,366	13,007
Weighted average limited partner subordinated units outstanding — basic	13,066	13,066	13,066	13,066
Weighted average limited partner common units outstanding — diluted	16,368	13,066	16,368	13,007
Weighted average limited partner subordinated units outstanding — diluted	13,066	13,066	13,066	13,066

(1)	The Company adopted FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007 and elected to capitalize and amortize overhaul costs to the next overhaul date rather than accruing for these costs in advance of the overhaul. As a result, Company recorded an adjustment to reduce cost of sales by $385 and $684, respectively, for the three and six months ended June 30, 2006 and an increase in basic and diluted earnings per limited partner unit of $0.01 and $0.02, respectively, for the three months ended June 30, 2006.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2007	December 31, 2006
	Unaudited	As adjusted (1)
ASSETS
Current assets:
Cash	$22,442	$80,955
Accounts receivable, net	128,787	99,000
Inventories	102,451	110,985
Derivative assets	—	40,802
Prepaid expenses and other current assets	2,629	3,467

Total current assets	256,309	335,209
Property, plant and equipment, net	291,784	191,732
Other noncurrent assets, net	6,169	4,710

Total assets	$554,262	$531,651

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$109,944	$78,752
Other current liabilities	14,116	15,137
Current portion of long-term debt	1,903	500
Derivative liabilities	52,906	2,995

Total current liabilities	178,869	97,384
Long-term debt, less current portion	50,935	49,000

Total liabilities	229,804	146,384
Partners’ capital:
Partners’ capital	361,327	333,016
Accumulated other comprehensive income (loss)	(36,869)	52,251

Total partners’ capital	324,458	385,267

Total liabilities and partners’ capital	$554,262	$531,651

(1)	As a result of the adoption of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, the Company recorded an adjustment as of January 1, 2005 to increase partners’ capital by $3.3 million.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 30,
	2007	2006
		As adjusted (1)
	Unaudited	Unaudited
Operating activities
Net income	$65,627	$27,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,454	5,634
Amortization of turnaround costs	1,862	1,514
Debt extinguishment costs	—	2,967
Other non-cash activities	47	252
Changes in assets and liabilities:
Accounts receivable	(29,787)	(18,713)
Inventories	8,534	3,855
Prepaid expenses and other current assets	838	14,502
Derivative activity	1,593	18,462
Other noncurrent assets	(4,238)	2,947
Accounts payable	31,207	42,799
Other current liabilities	(1,021)	(2,794)

Net cash provided by operating activities	82,116	98,795
Investing activities
Additions to property, plant and equipment	(103,109)	(22,453)
Proceeds from disposal of property, plant and equipment	49	80

Net cash used in investing activities	(103,060)	(22,373)
Financing activities
Repayment of borrowings, net — credit agreements with third parties	(223)	(208,992)
Proceeds from initial public offering, net	—	138,743
Contributions from Calumet GP, LLC	—	375
Cash distribution to Calumet Holding, LLC	—	(3,258)
Distributions to Predecessor partners	—	(6,900)
Distributions to partners	(37,346)	(8,000)

Net cash used in financing activities	(37,569)	(88,032)

Net decrease in cash	(58,513)	(11,610)
Cash at beginning of period	80,955	12,173

Cash at end of period	$22,442	$563

Supplemental disclosure of cash flow information
Interest paid	$4,087	$5,958

Income taxes paid	$100	$15

(1)	The adoption and retrospective application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a net change in cash provided by operating activities in the six months ended June 30, 2006.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006(1)	2007	2006(1)
	Unaudited	Unaudited	Unaudited	Unaudited
Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$37,418	$23,540	$65,627	$27,370
Add:
Interest expense and debt extinguishment costs	1,113	2,157	2,128	9,100
Depreciation and amortization	3,714	2,961	7,191	5,634
Income tax expense	255	52	305	66

EBITDA	$42,500	$28,710	$75,251	$42,170

Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$(2,214)	$(168)	$1,592	$17,547
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	3,190	848	(898)	(4,218)

Adjusted EBITDA	$43,476	$29,390	$75,945	$55,499

Less:
Adjusted EBITDA attributable to Predecessor	—	—	—	(4,494)
Maintenance capital expenditures (2)	(4,375)	(967)	(7,536)	(1,865)
Cash interest expense (3)	(984)	(2,024)	(1,867)	(4,335)
Income tax expense	(255)	(52)	(305)	(66)

Distributable Cash Flow	$37,862	$26,347	$66,237	$44,739

(1)	The adoption and application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a change in Adjusted EBITDA in the three and six months ended June 30, 2006.

(2)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(3)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Six Months Ended
	June 30,
	2007	2006(1)
	Unaudited	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to Net cash provided by operating activities:
Adjusted EBITDA	$75,945	$55,499
Add:
Unrealized loss from mark to market accounting for hedging activities	$(1,592)	$(17,547)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	898	4,218

EBITDA	$75,251	$42,170

Add:
Interest expense and debt extinguishment costs, net	(1,900)	(9,100)
Income tax expense	(305)	(66)
Provision for doubtful accounts	—	202
Debt extinguishment costs	—	2,967
Changes in assets and liabilities:
Accounts receivable	(29,787)	(18,713)
Inventory	8,534	3,855
Other current assets	838	14,502
Derivative activity	1,593	18,462
Accounts payable	31,207	42,799
Other current liabilities	(1,021)	(2,794)
Other, including changes in noncurrent assets and liabilities	(2,294)	4,511

Net cash provided by operating activities	$82,116	$98,795

(1)	The adoption and application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a change in Adjusted EBITDA in the six months ended June 30, 2006.